Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

SPI SOLAR JAPAN G.K.,

as Purchaser,

and

TAKAO YASUDA,

as Seller,

Dated as of

September 22 , 2014

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of September 22, 2014, is made and entered into by and between SPI Solar Japan GK, a Japanese godo kaisha (“Purchaser”), and Mr. Takao Yasuda, an individula (“Seller”) (Purchaser and Seller are sometimes referred to herein each as a “Party” and together as the “Parties”).

RECITALS

WHEREAS, Seller owns the Membership Interests (as defined below) of the Iinuma Hatsudensho GK, a Japanese godo kaisha, (the “Company”);

WHEREAS, the Company is currently developing that certain approximately 1.9 MW capacity solar project on the the Real Property (as defined below) (Facility ID: AD12464C08) (the “Project”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Membership Interests (as defined below) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Certain Defined Terms. Unless stated otherwise, the terms when used in this Agreement with initial letters capitalized have the meanings set forth below:

“Affiliate” of a specified person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified person. For the purposes of this definition, “control”, when used with respect to any specified person, means the possession of the power to direct the management or policies of the specified person, directly or indirectly, whether through the ownership of voting securities or partnership or limited liability company interests, by contract or otherwise.

“Agreement” is defined in the preamble of this Agreement.

“Applicable Laws” means treaties, laws, government ordinances, ministry codes, regulations of local government, Cabinet Office regulations, rules, other administrative directions, guidelines, other policies, court decisions, judgments and orders and arbitration decisions that legally bind the Parties, including those after the execution date of this agreement.

“Balance Sheet Date” is defined in Section 3.3(j).

“Bouryokudan Members” is defined in Section 3.3(s).

“Business” means the business and operations of the Company.

“Business Day” means a day other than any Saturday, Sunday or any other day on which banks are required or authorized to be closed for business in Japan.

“Claim” means any claim, suit, judgment, order, ruling, proceeding, hearing or investigation, whether pending or threatened.

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Commencement of Construction Date” means the delivery, in accordance with the terms of an engineering, procurement & construction (“EPC”) contract entered into by the Company with respect to the construction of the Project, of a full notice to proceed with all material construction activities by the Company to the EPC contractor for the Project.

“Commercial Operation Date” or “COD” means that date on which the Project achieves commercial operation under the PPA and the 20 year FIT period under the PPA commences.

“Company” is defined in the Recitals to this Agreement.

“Company IP” is defined in Section 3.3(f).

“Consent Letter” means a consent letter regarding the transfer of the Membership Interests substantially in the form of Exhibit A hereto completed and executed by the Company bearing a confirmed date stamp of a notary public.

“Encumbrances” means any and all mortgages, pledges, claims, security interests, options, purchase rights, conditional and installment sales agreements, easements, usufructs, charges, activity and use restrictions and limitations, covenants, encroachments, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind, and any restrictions on rights to receive income or voting rights.

“Environmental Claim” means any claim, action, suit, judgment, demand, proceeding, investigation, or written notice by any person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or relating to (a) the presence, or Release into the environment, of any Hazardous Substance at the site of the Project or (b) the violation, or alleged violation, of any Environmental Law or Permit.

“Environmental Laws” means all Applicable Laws pertaining to pollution or the protection of the environment, protected animals and plants, natural resources or human health and safety (with respect to exposure to Hazardous Substances), including Laws relating to Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, including the Soil Contamination Countermeasures Act (Act No. 53 of 2002, as amended) and the Waste Management and the Public Cleansing Act (Act No. 137 of 1970, as amended).

“First Payment” means a payment of ¥112,000,000, which is equal to eighty percent (80%) of the Purchase Price.

“FIT” means the “feed-in tariff” as defined in the FIT Act.

“FIT Act” means The Act on Purchase of Renewable Energy Sourced Electricity by Electric Utilities (Act No. 108 of 2011, as amended) of Japan.

“GAAP” means the generally accepted accounting principles of Japan as in effect from time to time.

“Permits” means all material permits, approvals, registrations, notifications, licenses, consents and other permits that are or were necessary or required for the ownership, development, construction, operation or maintenance of the Project and to generate and sell electric energy, capacity and related products and to conduct the Business and to consummate the Transactions.

“Authority” means (a) any government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or custodial authority or power and (c) any court or governmental tribunal.

“Hazardous Substances” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is regulated under applicable Environmental Laws as a “pollutant”, “hazardous material”, “hazardous” or “toxic” substance or waste, or as a “contaminant”, or is otherwise designated, listed or regulated, or for which liability could be imposed, under applicable Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, urea formaldehyde foam insulation, radioactive materials and lead-containing paints or coatings.

“Intellectual Property” means all patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights; trademarks, trade names, service marks, logos, internet domain names; confidential or proprietary technology, know-how, processes, trade secrets, inventions, designs, proprietary rights, proprietary data, formulae, research and development data, databases, computer software programs and other intellectual property as provided by Applicable Law, and any registrations or applications for the same and all goodwill associated therewith.

“Knowledge” or “Known” with respect to a Party means the actual knowledge, information and belief of the Party so long as it can demonstrate that it has reviewed all relevant records and made due inquiries regarding the relevant matter of all relevant directors, officers and employees (if any) of the Party and its Subsidiaries, and, if the Party cannot so demonstrate, any reference to the knowledge of such Party means the actual and constructive knowledge that such Party would have had after reviewing such records and making such inquiries.

“Land Owner” means Mr. Takao Yasuda.

“Land PSA” means that certain land purchase and sale agreement, dated as of [ ], 2014, by and between Company and Land Owner in relation to the Real Property.

“Loss” means any demands, suits, penalties, fines, Encumbrances, judgments, obligations, damages, claims, losses, taxes, liabilities, payments, costs and expenses, including reasonable legal, accounting and other expenses in connection therewith.

“Material Adverse Effect” means any change, circumstance or event that, individually or in the aggregate, (A) materially adversely affects the business, assets or properties, liabilities, results of operation or financial condition of the Company, other than changes, circumstances or events due to or resulting from (a) general economic or market conditions that do not affect the Company in a disproportionate manner, (b) conditions generally affecting the industries in which the Company operates that do not affect the Company in a disproportionate manner, (c) any actions required to be taken pursuant to this Agreement or the transactions contemplated hereby, (d) geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war, or any effects of weather, geological or meteorological events including any hurricane, tornado, flood, earthquake or other natural disaster, (e) changes in (or proposals to change) Tax or accounting rules or principles or the interpretation thereof or (f) strikes, work stoppages or other labor disturbances or (B) is reasonably expected to materially impair or materially delay the ability of Seller to consummate the Transactions.

“Membership Interests” means all of the membership interests (shain mochibun) in the Company, with a contribution of ¥10,000 by Seller , constituting the entire membership interests of the Company.

“Organizational Documents” means articles of incorporation, member determination, certificate of full payment, application for incorporation, seal application and seal certificate of representative member and other documents necessary for incorporation.

“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.

“Permitted Encumbrances” means any of the following Encumbrances: (a) any Encumbrance for Taxes not yet due or delinquent; (b) any Encumbrance arising in the ordinary course of business by operation of Applicable Law with respect to a liability that is not yet due or delinquent; (c) imperfections or irregularities of title and other Encumbrances that do not, individually or in the aggregate, materially detract from the value of the affected property or materially detract from the suitability of the affected property for development of the Project; (d) zoning, planning, and other similar limitations and restrictions, and all rights of any Authority to regulate any property that do not, individually or in the aggregate, materially detract from the value of the affected property or materially detract from the suitability of the affected property for development of the Project; (e) Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, and Encumbrances to secure claims for labor, materials or supplies with respect to a liability that is not yet due or delinquent; and (f) any Encumbrances created by or through Purchaser.

“PPA” means the power purchase agreement (tokutei keiyaku) and the interconnection agreement to be entered into between the Company and the Utility in relation to the Project in accordance with FIT Act.

“Project” is defined in the Recitals of this Agreement.

“Project Assets” means all of the assets, properties and rights constituting the Project.

“Purchase Price” means the payments described in Section 2.2, which in the aggregate will be ¥140,000,000.

“Purchase Price Payment” is defined in Section 2.2(a).

“Purchaser” is defined in the preamble to this Agreement.

“Ready for Construction” means, all in form and substance satisfactory to Purchaser, that:

i.	the Company has secured all rights to the Real Property and interconnection with the grid necessary for the construction, development, operation and maintenance of the Project;

ii.	the PPA has been executed;

iv.	the Company has executed necessary EPC contract to construct the Project;

v.

the Project has obtained and maintains all required Permits for the construction, development, operation and maintenance of the Project (other than any ministerial permits, licenses and approvals typically obtained at a later date); and

vi.	the Company has completed all other requirements as may be necessary in connection with the Project,

“Real Property” is the lands listed in Schedule 1.1.

“Records” means, unless determined or deemed to be privileged and confidential or otherwise subject to attorney-client privilege or is attorney work product, books, records, documents, contracts, data or information, whether in electronic or physical form, to the extent reasonably relating to the Company in the possession of Seller, the Company or their Affiliates as of the Closing.

“Release” means any spilling, leaking, discharging, disposing, pumping, pouring, emitting, emptying, injecting, leaching or dumping of any Hazardous Substance.

“Remediation” means any action required by a Authority to address a Release or threatened Release or the presence of Hazardous Substances on or in the soil, surface water or groundwater.

“Representatives” means representing member, officers, directors, executive officers or equivalent persons who execute business.

“Second Payment” means a payment of ¥28,000,000, which is equal to twenty percent (20%) of the Payment Price.

“Seller” is defined in the preamble of this Agreement.

“Seller Bank Account” means the following account: the general account with account number [__________], in the name of [__________], at the [_____] Branch of [__________].

“Subsidiary” means, with respect to any person, any person of which more than 50% of the total voting equity interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other similar persons) or the ability to elect a majority of the directors, managers or trustees thereof (or other similar persons) is at the time owned or controlled, directly or indirectly by, such person.

“Tax” or “Taxes” means any tax, fee, tariff,

impost and other charge of any kind imposed by any Taxing Authority based upon, measured by or calculated with respect to income, profits, receipts, windfall, real or personal property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, together with any interest, penalties or additions attributable to such tax, whether disputed or not.

“Taxing Authority” means any government, agency, or political subdivision of any such government having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax.

“Tax Return” means any return, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Taxing Authority.

“Third Party” means a person that is not included among Parties.

“Third Party Claim” means a claim by a Third Party, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a person undertake Remediation.

“Transaction Documents” means this Agreement and any certificates delivered pursuant to this Agreement or any such other agreements or documents contemplated hereby or thereby.

“Transactions” means the purchase and sale of the Membership Interests, at the Closing pursuant to this Agreement and all other transactions contemplated hereby or thereby.

“Utility” means Tokyo Electric Power Company, Inc..

“Yen” or “¥” means the lawful currency of Japan.

Section 1.2     Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a)     except as expressly provided otherwise, reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(b)     any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP;

(c)     “hereunder”, “hereof”, and “hereto” are references to this Agreement as a whole and not to any particular Section or other provision in this Agreement;

(d)     “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(e)     any agreement, instrument, insurance policy or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy or Law as from time to time amended, modified, or supplemented as of the date hereof, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1     Purchase and Sale; Purchase Price.

(a)     Purchase and Sale. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller, the Membership Interests.

(b)     Purchase Price. In consideration for the due transfer of the Membership Interests, Purchaser shall pay to Seller (or to a Party designated by the Seller), upon the terms and subject to the conditions contained in this Agreement, the Purchase Price.

Section 2.2     Payment.

(a)     The Purchase Price shall be payable in immediately available funds in accordance with the installments set forth in (b) through (c) below (each such payment of the Purchase Price, a “Purchase Price Payment”) to the Seller Bank Account.

(b)     On the Closing Date the First Payment shall be made, subject to the conditions set forth below, which the Purchaser may voluntarily waive or delay in whole or in part in writing

(i)	The Seller shall have entered into the Land PSA in content satisfactory to Purchaser and acquired ownership of the Real Property and perfected its interest therein;

(ii)

The Seller shall have received all Permits necessary to the development, construction, management and operation of the Project (including, without limitation, all authorizations under the River Act (Law No. 167 of July 10, 1964, as amended from time to time);

(iii)

No later than September 30, 2014, Purchaser or a third party designated by Purchaser shall have assumed (A) with respect to the implementation location of the Project, the applicant’s status under the application for interconnection study submitted to the Utility, the status of response recipient with respect to the Utility in relation to such Interconnection Application, the status of grid connection applicant in relation to the same, and the status of specified supplier under the PPA pertaining to the electricity receipt contract application and application for non-utility electricity use for receipt number 4AC5037 (B), the status of applicant under that certain application for approval of renewable energy generation facility submitted to the Kanto Bureau of Economy, Trade and Industry in relation to the Project, the status of equipment accreditation recipient, the status of certified person under the equipment accreditation, and the status of power producer in relation to the foregoing, and (C) any other status related to the foregoing, any right or obligation relating to such status, and any other status, right, obligation or Permit [approved] by the Purchaser (whether now or in the future) with respect to the Utility, the Kanto Bureau of Economy, Trade and Industry or other third parties for the purpose of the Project.

(iv)

In relation to the Project, the submission to the Kanto Bureau of Economy, Trade and Industry of documents reasonably satisfactory to the Purchaser showing the satisfaction of the conditions set forth in Article 8, Section 1, Paragraph 2 of the Renewable Energy Special Measures Regulation (Order No. 46 of 2012 of the Ministry of Economy, Trade and Industry).

(v)

No material adverse impact shall have occurred with respect to the Project and the Purchaser shall have determined in its discretion that the Company can build and operate a solar power generation facility equipped with a 1.9 gigawatt generation capacity at the Project implementation location.

(vi)

In relation to that certain Transfer Agreement, dated as of July 2, 2014, by and among the Seller, Shin Nihon Kikaku Co., Ltd., Global Trust K.K, and the Company (the “Transfer Agreement”), the Seller shall have obtained an agreement among such parties in content reasonably satisfactory to the Purchaser rescinding such Transfer Agreement, and the Seller shall have delivered to the Purchaser a writing reasonably satisfactory in form and in content to the Purchaser showing such rescission.

(vii)	All of the representations and warranties set forth in Section 3.1 shall be true and correct as of the dates set forth in the same provision.

(c)     The Second Payment shall be made on the Commercial Operation Date, subject to the conditions set forth in Section 2.2(b), which the Purchaser may voluntarily waive or delay in whole or in part in writing.

Section 2.3     Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, including the conditions in Articles VIII and IX, proceedings for the consummation of the transactions contemplated herein (the “Closing”) will take place at Tokyo, on September 22, 2014 at 11:00 a.m. local time, or at such other time and place as the Parties shall agree. The date of the Closing is referred to herein as the “Closing Date”. At the Closing, and subject to the terms and conditions hereof, the following will occur:

(a)     Deliveries by Seller. Seller shall deliver, or cause to be delivered, to Purchaser the following:1

(i)     a Consent Letter by all members of the Company conveying to Purchaser the Membership Interests owned by Seller;

(ii)     any documents necessary to change the holder of the Membership Interests of the Company in order for Purchaser to become the member of the Company, and/or change any manager or officer of the Company to a person designated by Purchaser, including any registration-related documents;

(iii)     a copy of receipt of acceptance of the application for registration of change with respect to the member of the Company from Seller to Purchaser;

(iv)     a copy of application documents for PPA in relation to the receipt number: 4AC5037, copy of application for use non-utility electricity, reply to interconnection study and application for interconnection study and other related documents.

(v)     the approval certificate of a renewable energy power generation facility (setsubi ninteisho) issues by the Minister of Economy, Trade and Industry with Facility ID: AD12464C08.

(vi)     the certificate issued by river administrator;

(vii)     official company seal of the Company;

(viii)     official seal card (inkan kaado) of the Company;

(ix)     the Company’s bank transaction and balance book issued by [BANK];

(x)     Certificate of seal impression (inkan shoumei) of Seller;

(xi)     information for registration identification of the Real Property

(xii)     any other documents or instruments as may be reasonably necessary to effect the consummation of the purchase and sale of the Membership Interests and development of the Project to the extent reasonably requested by Purchaser.

1 Closing deliverables to vary depending on the stage of development and the assets of the project company.

(b)     Deliveries by Purchaser. Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i)      the remittance application for the Purchase Price; and

(ii)     any documents or instruments as may be reasonably necessary to effect the consummation of the purchase and sale of the Membership Interests to the extent reasonably requested by Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1     Representations and Warranties regarding Seller. Seller represents and warrants to Purchaser that the following items are true and accurate on as of the date hereof, the Closing Date and as of the date of each Purchases Price Payment.

(a)     Authority. Seller has all requisite power and authority to own its assets and has full authority and right to execute and fulfill the terms of this Agreement. Seller has not received a judgment for commencement of guardianship, curatorship or assistance, and no arbitrary guardian has been assigned to Seller.

(b)     Insolvency. Seller is not unable to make payments and has not suspended payments, and no petition has been filed with respect to Seller for commencement of bankruptcy, civil rehabilitation or other insolvency proceedings, nor does any cause for such proceedings exist. The execution or performance of this Agreement or the Transaction Documents will not cause Seller to become insolvent or to not make or suspend payments, and to the Knowledge of Seller, there is no risk that such events would occur.

(c)     Authorization of Transactions. Seller has all requisite power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party. Assuming the due authorization, execution and delivery of the Transaction Documents by each party thereto other than Seller, the Transaction Documents to which Seller is a party constitute valid and legally binding obligations of Seller, enforceable against Seller, in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium and similar Laws affecting enforcement of creditors’ rights and remedies generally.

(d)     Non-Contravention. The execution and delivery by Seller of the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not: (i) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of, any material contract to which Seller is a party that relates to the Business or the Project; (ii) violate, contravene or conflict with, or result in a breach of, any Permit or any Applicable Laws, applicable to Seller, the Business or the Project; or (iii) require that Seller obtain the consent or approval of, make any filing with, or provide notice to any person, which, if not obtained, individually or in the aggregate, results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.2     General Representation and Warranties regarding the Company. Seller represents and warrants to Purchaser that the following items are true and accurate as of the date hereof, the Closing Date and as of the date of each Purchases Price Payment.

(a)     Authority. The Company is duly organized and validly existing godo kaisha under the Laws of Japan, and has all requisite power and authority to own, lease and operate the properties and to carry on the business as they are now being conducted.

(b)     Organizational Documents. Seller has delivered to Purchaser true, complete and correct copies of the Organizational Documents of the Company (as amended through the date of delivery). All of such Organizational Documents are in full force and effect, and have not been amended or terminated after the date of delivery to Purchaser, except for such amendments to or terminations of any such Organizational Documents as are approved in writing by Purchaser as of the date hereof or as of the Closing Date, as applicable.

(c)     Bank Accounts. Schedule 3.2 contains a true and complete list of (i) the names of all banks and other financial institutions with which the Company has an account, deposit or safe deposit box, along with the account numbers and the names of all persons holding check signing or withdrawal power or other authority with respect thereto, and (ii) the managers and officers of the Company.

(d)     Insolvency. Company is not insolvent, is not unable to make payments and has not suspended payments, and no petition has been filed with respect to the Company for commencement of bankruptcy, civil rehabilitation or other insolvency proceedings, nor does any cause for such proceedings exist. The execution or performance of this Agreement or the Transaction Documents will not cause the Company to become insolvent or to not make or suspend payments, and to the Knowledge of Seller, there is no risk that such events would occur.

(e)     Authorization of Transactions. The Company has all requisite power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party. Assuming the due authorization, execution and delivery of the Transaction Documents by each party thereto other the Company, the Transaction Documents to which the Company is a party constitute valid and legally binding obligations of the Company, enforceable against the Company, as applicable, in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium and similar Laws affecting enforcement of creditors’ rights and remedies generally.

(f)     Non-Contravention. The execution and delivery by the Company of the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not: (i) violate, conflict with or result in a breach of any provisions of the Organizational Documents of the Company; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of, any contract to which either the Company is a party or by which its respective assets are bound; (iii) violate, contravene or conflict with, or result in a breach of, any Permit or any Applicable Laws, applicable to the Company, the Business or the Project; or (iv) require that the Company obtain the consent or approval of, make any filing with, or provide notice to any person, which, if not obtained, individually or in the aggregate, results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.3     Other Representation and Warranties regarding the Company and Seller. Seller further represents and warrants to Purchaser as of the date hereof and shall further represent and warrant to Purchaser that the following items are true and accurate on as of the date hereof, on and as of the Closing Date, and as of the date of each Purchases Price Payment.

(a)     The Membership Interests.

(i)     The Seller is the sole and absolute owner of all rights in the Membership Interests and has perfected all rights therein. Only the Seller has the right to dispose of the Membership Interests.

(ii)     There are no defense grounds which would interfere with the formation, continued existence or exercise of the Membership Interests, and there are no laws or regulations which would interfere with the transfer of the Membership Interests to anyone.

(iii)     There has been no transfer to third parties of, and no security interests or other rights of use have been created with respect to, the Membership Interests, and there are no dispositions of the Membership Interests which harm or could harm the rights of the Purchaser, and there are no Encumbrances (any lien, pledge, collateral assignment, attachment, provisional attachment, preservative attachment, provisional disposition, third party acquisition right or other similar proceedings regardless of form). Seller has not incurred any obligation to dispose of the Membership Interests to a third party (regardless of whether such obligation is incurred orally, in writing, as a result of the existence or non-existence of a registration or as a result of any other process or circumstance). In addition, the execution of and entry into this Agreement and the performance of the transaction contemplated hereby will not result in any such obligation being incurred.

(iv)     The formation, continued existence, exercise or ownership of the Membership Interests is not subject to any litigation, arbitration, mediation or other dispute resolution proceeding (whether instituted by public institutions or not) or administrative proceeding, and, to Seller’s knowledge (after due inquiry), there is no concrete risk of the same.

(v)     There is no ruling, decision, order or court-imposed settlement with respect to the Membership Interests or any of their related rights, and there is no litigation, or other legal proceeding (including, without limitation, a petition by a third party for attachment, provisional disposition, provisional attachment, compulsory sale or auction), dispute resolution proceeding or administrative proceeding before any court, dispute resolution organization or other administrative body with respect to the Membership Interests or any of their related rights, and, to the Seller’s knowledge (after due inquiry), there is no concrete risk of the same.

(vi)     The Membership Interests have been subscribed to for a value of JPY 10,000, have not been redeemed and are fully paid. To the Seller’s knowledge (after due inquiry), the JPY 10,000 subscription is effective and legal.

(vii)     The transfer of the Membership Interests pursuant to this Agreement is intended by the Seller to be a true transfer. The Seller, in entering into this Agreement, does not have the intent to hide or fraudulently convey assets, or otherwise harm creditors, and, the entry into this Agreement by the Seller will not harm any of the Seller’s creditors and does not constitute an illegal or dishonest transaction.

(b)     Litigation. There is no Claim, to the Knowledge of Seller, threatened against or relating to Seller or the Company by any person before any Authority or arbitrator, which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(c)     Compliance With Laws. There is no continuing, and to the Knowledge of Seller, there has been no prior violation by the Company or the Business of any Applicable Laws applicable to the Company, the Business or the Project.

(d)     Permits. Schedule 3.3(d) sets forth a list of the Permits in accordance with Applicable Law, including Environmental Laws and the FIT Act. The Company has obtained all of the Permits set forth therein and all such Permits are final, in full force and effect and non-appealable. The Company is, and at all times has been, in compliance in all material respects with all applicable Permits. Neither Seller nor the Company has received written notice from any person that Seller, the Company or the Business is in violation or may be in violation of any Permit or Applicable Law or that any Permit is or may be subject to any legal proceeding or to any unsatisfied condition.

(e)     Real Property.

(i)     Schedule 1.1 contains complete and accurate descriptions of Real Property .

(ii)     The Company has good, valid and marketable title to all of its properties and assets, including, as applicable, the Project Assets and its properties and assets reflected in any of its financial statements, and has good, valid interests in the Real Property, in each case subject to no Encumbrances, other than Permitted Encumbrances, and there are no options, purchase rights, rights of first refusal or similar rights that would confer on the holder thereof the right to acquire any of the Company’s properties or assets, including any of the Real Property.

(iii)     Seller has delivered to Purchaser a correct and complete copy of the Land PSA (as amended to date). With respect to the Land PSA: (A) the Company has performed its obligations thereunder in all material respects and is not in default thereunder; (B) no defaults are currently alleged in writing thereunder, by the Company against any other party or parties thereto, nor, to the Knowledge of Seller, by any other party or parties thereto against the Company, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by the Company, or permit the termination, modification or acceleration of purchase price or other payment or amount under such Land PSA by the other party or parties thereto or to the Knowledge of Seller, would constitute such a breach or default by the other party or parties thereto, or permit the termination, modification or acceleration of purchase price or other payment or amount under such Land PSA by the Company; and (C) such Land PSA is a valid and binding obligation of the Company, as applicable, and to the Knowledge of Seller is a valid and binding obligation of each other party thereto, and is in full force and effect.

(iv)     To the Knowledge of Seller, all of the Real Property and other properties owned, leased or used by the Company that collectively comprise the Project Assets are in good operating condition and repair subject to normal wear and tear.

(v)     To the Knowledge of Seller, each parcel of Real Property complies in all respects with all real property Laws. There is no pending or, to the Knowledge of Seller, contemplated, expropriations, replotting or urban renewals of any Real Property.

(vi)     There are no pending or, to the Knowledge of Seller, threatened proceedings to (A) condemn, take or demolish the Real Property or any part thereof, (B) declare the Real Property or any part of it a nuisance or (C) exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. The Real Property is sufficient to enable the Company to conduct its operations in accordance with all Governmental Approvals, Permits and the relevant Transaction Documents and all other existing contracts, including providing adequate ingress and egress for any reasonable purpose, in connection with the operation and routine maintenance of the Project for at least 20 years from the Commercial Operation Date.

(f)     Intellectual Property.

All material Intellectual Property of the Company (the “Company IP”), whether owned, licensed or deemed to be licensed. The Company IP owned by the Company is in good standing and, to the Knowledge of Seller, is valid and enforceable and constitutes all material Intellectual Property necessary to own, develop, construct, operate and maintain the Project. The Company owns or licenses and possesses all right, title and interest in and to, or possesses the valid right to use, all of the Company IP free and clear of any Encumbrances. Neither Seller nor any of its Affiliates has received any notice of infringement or misappropriation from any third party with respect to any Company IP. To the Knowledge of Seller, the use by the Company of any Company IP does not violate, infringe or misappropriate any intellectual property rights of any third party, and no third party is infringing or misappropriating any of the Company IP owned by the Company. The Company has not assigned or licensed the Company IP to any third party.

(g)     Environmental Matters.

(i)     (A) Seller and the Company are and at all times have been in compliance with all Environmental Laws, other than any failures to comply that would reasonably be expected not to have a Material Adverse Effect and (B) in siting, constructing and developing the Project, Seller and the Company have implemented as of the date hereof and Seller will have implemented as of the Commercial Operation Date the best management and mitigation practices set forth in any letters from Governmental Authorities.

(ii)     Seller has furnished or made available to Purchaser true and correct copies of all reports, surveys, studies, analyses, tests, monitoring, assessments, sampling results and audits with respect to plants, birds, bats and other wildlife and environmental matters relating to the Real Property either performed by or on behalf of either Seller or its Affiliates in connection with the assessment, development, planning, engineering, procurement, development, construction, operation or maintenance of the Project or which, to the Knowledge of Seller, ever have been produced. Seller has furnished or made available to Purchaser true and correct copies of all correspondence, excluding routine email correspondence, with Governmental Authorities with respect to environmental matters relating to the Project and the Real Property, including documents, if any, relating to Permits, site conditions, jurisdictional waters and wetlands, wildlife, cultural resources and wildlife, avian and bat impacts, and post-construction monitoring or other issues arising under Environmental Laws.

(iii)     Schedule 3.3(g) discloses all matters Known or ought to have been known to Seller or the Company relating to the Project that could reasonably be expected to result in an Environmental Claim or have a Material Adverse Effect under Environmental Laws.

(h)     Tax Matters.

(i)     All Tax Returns required to be filed for, by, on behalf of, or with respect to the Company have been timely filed and copies thereof have been provided by Seller to Purchaser. All such Tax Returns are true and correct in all material respects and were prepared in substantial compliance with all Applicable Laws. All Taxes due and owing by the Company have been paid. The Company is not currently the beneficiary of an extension of time within which to file any Tax Return. There are no Encumbrances for Taxes (other than Taxes which are not yet due and payable) upon the Project Assets. All Taxes required to have been withheld and paid by the Company have been withheld and timely paid, and all filings required to be filed with respect thereto have been properly completed and timely filed. There are no tax audits of the Company, Seller or any Affiliate thereof pending or, to the Knowledge of Seller, threatened, that relate in any way to the Project or the Project Assets, and the Company has not agreed to any extension of a statute of limitations for Tax assessments. No power of attorney relating to Taxes is in effect with respect to the Company or the Project Assets. No ruling requests have been submitted to any tax authority in connection with the Company, the Project or the Project Assets.

(ii)     All examination reports and statements of deficiencies issued to or with respect to the Company, the Project or the Project Assets, including any such reports and statements issued to Seller or any Affiliate thereof, have been provided to Purchaser.

(iii)     The Company is not a party to any Tax allocation or sharing agreement. The Company has no liability for Taxes of any person as a transferee or successor, by contract or otherwise.

(i)     Financial Statements. Seller has delivered to Purchaser the unaudited balance sheet as of August 30, 2014 (such date, the “Balance Sheet Date”) and statements of operations, statement of changes in members and notes to specific items. The financial statements were prepared in accordance with GAAP, and present fairly in all material respects the financial position of the Company as of the date thereof and the results of operations for the period then ended, subject to normal year-end audit adjustments.

(j)     Undisclosed Liabilities; Absence of Certain Financial Changes or Events.

(i)     The Company has no liability or obligation, secured or unsecured, of a nature that would be required by GAAP to be reflected in the financial statements, that is not accrued, reserved against or reflected in the financial statements or disclosed in the notes thereto other than current liabilities incurred in the ordinary course of business since the Balance Sheet Date.

(ii)     Since the Balance Sheet Date, there has not been any event or occurrence that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(iii)     Except as specifically contemplated by this Agreement, the Company has carried on the Business in all material respects in the ordinary course of business.

(k)     Limited Purpose Entity; No Employees. The Company at all times has engaged only in business related to the Project and has not engaged in any other business. The Company does not have and never has had any employees, nor maintained, sponsored, administered or participated in any employee benefit plan or arrangement. The Company has no liability to any past or present employee, officer, director, manager or agent of Seller or any Affiliate of Seller.

(l)     FIT. The Company has secured a procurement price of 36 Japanese yen per kwh (exclusive of consumption tax) and there is no reason that the Company will be rendered unable to receive such full benefit for the 20 year period after the Commercial Operation Date.

(m)     Affiliates. No Affiliate of Seller (other than the Company) (i) owns any property or right, tangible or intangible, which will be used in the Project, (ii) has any claim or cause of action against the Company or (iii) owes any money to, or is owed any money by, the Company. There are no existing contracts between the Company, on the one hand, and any (i) Affiliate of Seller or the Company (other than the Company), on the other hand, or (ii) (A) any officer, manager or director of the Company or (B) any Affiliate of any such officer, manager or director, on the other hand.

(n)     Books and Records. The minutes of the Company and the Records accurately reflect in all material respects the godo kaisha’s proceedings and the Business since the Company’s inception. Seller has made available to Purchaser a true, complete and correct copy of the Records of the Company. The Records have been kept and maintained in all material respects as required by Applicable Laws.

(o)     Project Development. All material written agreements, studies and reports in Seller’s or the Company’s possession are listed on Schedule 3.3(o). Other than as disclosed in Schedule 3.3(o), neither the Company nor any of its Affiliates has received written notice (or, to the Knowledge of Seller, any oral notice) from the Utility, that the Utility has taken or has determined to take any action with respect to termination of such queue positions or rights under any agreements set forth on Schedule 3.3(o). The interconnection study fee and other payments required the Utility in relation to the Project have been made, and all reports and other information, required in order to maintain such interconnection listed on Schedule 3.3(o) have been filed.

(p)     Solar Data. Seller and the Company have furnished or made available to Purchaser true and correct copies of all reports, studies, analyses, tests, monitoring and assessments with respect to solar data measured or recorded at the site of the Project performed by or on behalf of Seller, the Company or their respective Affiliates in connection with the engineering, procurement, development, construction and operation of the Project or the Project Assets or which to the Knowledge of Seller ever have been produced .

(q)     Other Consultant Reports. Seller and the Company have furnished or made available to Purchaser true and correct copies and results of all of the material reports, studies, analyses, tests, monitoring and assessments obtained by or on behalf of Seller, the Company or their respective Affiliates relating to the Project or the Project Assets.

(r)     Utilities. As of the Closing Date, all utility services reasonably necessary for the development, construction or operation of the Project are available or can reasonably be expected to be available as and when required.

(s)     Anti-Social Forces. None of Seller or the Company or any of their representatives constitutes, or is engaged in anti-social activities directly or through third parties, with persons that are:  (i) bouryokudan organized crime groups (“bouryokudan” as defined under Article 2(ii) of the Act on Prevention of Unjust Acts by Organized Crime Group Members (Act No. 77 of 1991, including subsequent revisions)); (ii) members of bouryokudan (“bouryokudan in” as defined under Article 2(vi) of the same act) or former bouryokudan members with less than five (5) years having passed since separation; (iii) associate members of bouryokudan; (iv) companies affiliated with bouryokudan; (v) soukaiya racketeer groups; (vi) groups conducting criminal activities under the pretext of social campaigns; (vii) crime groups specialized in intellectual crimes; (viii) other entities equivalent to items (i) through (vii); (ix) companies whose management is influenced by a person to which any of items (i) through (viii) apply (“Bouryokudan Members”); (x) companies whose management substantially involves Bouryokudan Members; (xi) persons who wrongfully engage Bouryokudan Members for the purpose of gaining unjust profit for themselves, their company or a third party or for the purpose of harming a third party; (xii) persons who provide funds or assistance to or are otherwise involved with Bouryokudan Members; and (xiii) directors or other persons substantially involved in management who have socially unacceptable relationships with Bouryokudan Members.

(t)     Disclosures Complete. (i) The written responses provided by Seller or its Affiliates to the written questions from Purchaser during the course of due diligence, (ii) the written information provided by Seller or its Affiliates to any third party consultant for purposes of the preparation of any reports delivered by such third party consultant on the Closing Date and (iii) the written information provided by Seller or its Affiliates to Purchaser or its Affiliates have been prepared and provided in good faith, and there has been no intentional exclusion of any material information in the assembly of any written materials made available to Purchaser or its Affiliates. No representation or warranty made by Seller in this Agreement, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading.

(u)     Schedule Update. Seller shall immediately notify to Purchaser, including the manner of updating the Schedules, on or prior to the Closing, any update of the Schedules in relation to this Article containing any matters arising or discovered after the date hereof. Upon written consent by Purchaser, applicable Schedule will be updated or replaced by such updates of the Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1     Representations and Warranties regarding Purchaser. Purchaser represents and warrants to Seller that the following items are true and accurate on as of the date hereof, the Closing Date and as of the date of each Purchases Price Payment

(a)     Organization and Existence. Purchaser is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of Japan and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)     Authorization of Transactions. Purchaser has all requisite corporate or other power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or other action required on the part of Purchaser, and no other corporate or other proceedings on the part of Purchaser are required to authorize the Transaction Documents to which it is a party or to consummate the Transactions. Assuming the due authorization, execution and delivery of the Transaction Documents by each party thereto other than Purchaser, the Transaction Documents to which Purchaser is a party constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting enforcement of creditors’ rights and remedies generally.

(c)     Non-Contravention. Neither the execution and delivery by Purchaser of the Transaction Documents to which it is a party, nor the consummation of the Transactions by Purchaser, will: (i) violate, conflict with or result in a breach of, any provisions of the Organizational Documents of Purchaser; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of, any agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been obtained and disclosed to Seller in writing; (iii) violate, contravene or conflict with, or result in a breach of, any Applicable Laws applicable to Purchaser; or (iv) require that Purchaser obtain the consent or approval of, make any filing with or provide notice to any person which, if not obtained, would prevent Purchaser from performing its obligations under this Agreement.

(d)     Litigation. There is no Claim relating to Purchaser or its Affiliates before any Authority or arbitrator, which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on Purchaser’s ability to consummate the Transactions.

(e)     Consents and Approvals. No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of the Transaction Documents by Purchaser or for or in connection with the consummation of the Transactions and performance of the terms and conditions contemplated by the Transaction Documents by Purchaser, except for consents, approvals, authorizations, permits, filings or notices that, if not obtained or made, have not resulted in, and would not reasonably be expected to result in, a material adverse effect on Purchaser’s ability to consummate the Transactions.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.1     Development Cooperation. Seller shall cooperate with and assist Purchaser and the Company to develop the Project, obtain all Permits and Governmental Approvals required in connection therewith and to perform all other necessary acts and services to ensure that the Project achieves the state of Ready for Construction.

Section 5.2     Obtaining and Delivery of Document. Seller shall, as requested by Purchaser, obtain and deliver documents submitted to Ministry of Economy, Trade and Industry, the Utility or the Authority etc. and other documents in relation to the Project reasonably requested by Purchaser to Purchaser.

Section 5.3     Post Closing – Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request and expense of the other Party, execute and deliver any further instruments or documents, and exercise commercially reasonable efforts to take such further actions (collectively, the “Further Actions”) as may reasonably be required (including amendments to the Organizational Documents of the Company and filing of the registry of the Company in connection with change in the holders of membership interests and directors of the Company), to evidence and give effect to the purchase and sale of the Membership Interests hereunder. If a party is liable for the Further Actions, expenses for such Further Actions shall be borne by such liable party.

Section 5.4     Change of the Articles of Incorporation. On the Closing Date and as otherwise necessary, Seller shall cause the Company to amend its Organizational Documents with respect to a change in the holders of Membership Interests of the Company and Purchaser shall reasonably cooperate with Seller in connection with such change.

ARTICLE VI
ACCESS AND CONFIDENTIAL INFORMATION

Section 6.1     General Access. Seller shall permit Purchaser and its respective representatives to have reasonable access, during normal business hours, upon reasonable prior notice and in a manner so as not to disrupt or interfere unduly with the business operations of Seller, to the materials and Records of Seller relating to the Project.

Section 6.2     Confidential Information. Seller and Purchaser agree to refrain from disclosing to third parties all information acquired as a result of, or collected in connection with, this Agreement (with the exception of information known or publicly available at the time of its receipt, information made public after execution of this Agreement without violation of this section by Seller or Purchaser, and information legally obtained from a third party not bound to confidentiality obligations), except when required by applicable laws or government agencies, or to execute obligations under this Agreement, or to disclose information to attorneys, tax accountants, certified public accountants or other expert advisors bound by confidentiality obligations, or to disclose information to related parties, after imposing confidentiality obligations, to achieve the purposes of this Agreement or related agreements, or if otherwise previously agreed in writing, and to refrain from using such information for purposes other than those of this Agreement and related agreements. Notwithstanding the preceding paragraph, Seller agrees that Purchaser shall have the right to freely disclose the contents of this Agreement and any information acquired as a result of, or collected in connection with, this Agreement to any third parties related to the Project (including, but not limited to, affiliated companies of Purchaser and third party investors and arrangers and their advisors).

ARTICLE VII
COMPENSATION FOR DAMAGES

Section 7.1     Compensation for Damages. In the event that either of the Parties (“Liable Party”), in relation to this Agreement or the Real Property, inflicts any damage or injury to the Real Property, the other Party or a third party intentionally or through negligence, the Liable Party shall notify the other Party and (i) when such damage or injury is incurred by the other Party, promptly compensate such damage or injury by restoring the Real Property to its original state or by other measures according to the request of the other Party, and (ii) when such damage or injury is incurred by a third party, shall promptly compensate such damage or injury upon consultation with the other Party.

Section 7.2     Third Party Dispute.     If a dispute arises with a third party in the case of the above paragraph, the Liable Party shall be responsible for handling and resolving such dispute at its own expense. The Liable Party shall not burden the other Party with any damages, and any damages incurred by the other Party shall be compensated by the Liable Party.

Section 7.3     Prior Execution Items. The Seller undertakes to indemnify and hold the Purchaser harmless against claims, requests, penalties and any other liabilities arising from violation of Applicable Laws existing on the Real Property prior to the date hereof (including violation of environmental regulations and those discovered after the date hereof, same shall apply hereinafter). The Seller shall handle and resolve any division of expenses at its own charge and expense and shall promptly compensate the Purchaser for any damages incurred. The Seller shall also be accountable for any damages or other expenses required to eliminate limits that the Purchaser should suffer as a result of limitations on the full availability of the Real Property (whether temporary or permanent and regardless of the degree of limitation) arising from violation of Applicable Laws existing on the Real Property prior to the date hereof.

ARTICLE VIII
PURCHASER’S CONDITIONS TO CLOSING

The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, except for any such condition the satisfaction of which Purchaser expressly waives in writing:

Section 8.1     The Receipt of Deliveries by Seller. Purchaser shall have received all of the documents required to be delivered by Seller to Purchaser on or prior to Closing under this Agreement (including the documents provided in Section 2.3(a)).

Section 8.2     Compliance with Provisions and Fulfillment of Conditions. Seller shall have performed or complied in all material respects with all covenants and agreements contained in the Transaction Documents as required to be performed or complied with on its part at or prior to the Closing and there shall be no default or breach by Seller thereunder, and all conditions (including conditions under Sections 2.2(b) and 2.2(c)) under the Transaction Documents are fulfilled.

Section 8.3     Representations and Warranties. The representations and warranties of Seller and the Company set forth in the Transaction Documents that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct in all respects, and the representations and warranties of Seller and the Company set forth in the Transaction Documents that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing Date (except for such representations and warranties that relate to a specific date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date).

Section 8.4     No Material Adverse Effect. There shall not have occurred any event or circumstance having a Material Adverse Effect that is continuing.

Section 8.5     No Restraint. There shall be no:

(a)     injunction or restraining order by any Authority of competent jurisdiction over the Parties that directs that the Transactions or any other obligation under the Transaction Documents shall not be consummated as herein provided;

(b)     suit, action or other proceeding by any Authority of competent jurisdiction over the Parties pending, wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions or any other obligation under the Transaction Documents; or

(c)     action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Authority of competent jurisdiction over the Parties that would render the purchase and sale of the Company Membership Interests illegal;

Section 8.6     Due Diligence. Purchaser shall be satisfied with the results of all due diligence performed by Purchaser as of the Closing in its sole discretion.

ARTICLE IX
SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, except for any such condition the satisfaction of which Seller waives in writing:

Section 9.1     The Receipt of Deliveries by Purchaser. Seller shall have received all of the documents required to be delivered by Purchaser to Seller on or prior to Closing under this Agreement (including the documents provided in Section 2.3(b)).

Section 9.2     Compliance with Provisions. Purchaser shall have performed or complied in all material respects with all covenants and agreements contained in the Transaction Documents on its part as required to be performed or complied with at or prior to the Closing and there shall be no default or breach by Purchaser thereunder.

Section 9.3     Representations and Warranties. The representations and warranties of Purchaser set forth in the Transaction Documents that are qualified with respect to materiality (whether by reference to material adverse effect or otherwise) shall be true and correct in all respects, and the representations and warranties of Purchaser set forth in the Transaction Documents that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing Date (except for such representations and warranties that relate to a specific date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date).

ARTICLE X

GENERAL PROVISIONS

Section 10.1     Expenses. Whether or not the Transactions are consummated, except as otherwise specifically provided in any other provision of this Agreement, all costs and expenses (including attorneys’, accountants’, financial advisors’ and other consultants’ and advisors’ fees, costs and expenses) incurred in connection with the negotiation, execution and delivery of this Agreement shall be paid by the Party incurring such expense.

Section 10.2     Entire Document; Modification or Amendment. The Transaction Documents (including the Exhibits and Schedules hereto or thereto) contain the entire agreement between the Parties with respect to the Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the execution date of this Agreement, written or oral. No modification or amendment of any provision of the Transaction Documents shall be effective unless made in writing and duly signed by each of the Parties referring specifically to the Transaction Documents to be so amended or modified.

Section 10.3     Schedules and Exhibits. All Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference.

Section 10.4     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.5     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Laws, but if any provision of this Agreement is held to be invalid, void or unenforceable under Applicable Laws, such provision shall be ineffective only to the extent held to be invalid, void or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.6     Assignability. The rights under this Agreement shall not be assignable or transferable nor the obligations delegable by any Party without the prior written consent of each of the other Parties, which consent may be granted or withheld in each such other Party’s sole discretion; provided, that, Purchaser may assign or transfer, without the prior written consent of Seller, in whole or in part, its rights under this Agreement to any of its Affiliates. Any assignment of any rights in contravention of this provision shall be null and void.

Section 10.7     Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

Section 10.8     Governing Law and Forum.

(a)     This Agreement shall be governed by and interpreted according to the laws of Japan.

(b)     Any dispute arising under this Agreement may be referred by either Party for final determination through arbitration by providing written notification of the dispute to the other Party within sixty (60) days after such dispute arises. Such arbitration shall be held in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. Counterclaims in connection with such arbitration may be asserted in the same arbitration by any disputing Party. The arbitration shall be conducted in the Japanese language. The award rendered in connection with such arbitration shall be final and binding upon both Parties involved in the arbitration. The prevailing Party, as determined by the arbitrator, shall be entitled to reimbursement of its attorneys’ fees and costs incurred in connection with such arbitration.

Section 10.9     Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by facsimile and properly addressed as follows:

If to Purchaser:

SPI Solar Japan GK

Nishishinbashi 1-18-6, Minato-ku, Tokyo, 105-0003

Phone: +81-3-3539-6088

Fax: +81-3-3539-6089

If to Seller:

Takao Yasuda

1-1185, Sugaya, Yachiyo-Cho, Yuki-Gun, Ibaraki Prefecture 300-3572

Phone: [_________]

Fax: [__________]

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notices that are addressed as provided herein given by overnight delivery or mail shall be effective (a) upon delivery, if delivered personally or by overnight delivery, (b) five days following deposit in the mail, postage prepaid, if delivered by mail, or (c) at such time as delivery is refused by the addressee upon presentation. Notices which are addressed as provided herein given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly by the sender after transmission in writing by certified mail or overnight delivery.

Section 10.10     No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor give any third party any right of subrogation or action against any Party.

Section 10.11     No Relationship. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or any other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to any Party. No Party is or shall act as or be the agent or representative of any other Party.

Section 10.12     Construction of Agreement. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

Section 10.13     Waiver of Compliance. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth in this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to assert any of its rights under this Agreement or the other Transaction Documents or otherwise shall not constitute a waiver of such rights.

Section 10.14     Time. If any date specified in this Agreement or the other Transaction Documents for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 10.15     Japanese Language. The original Agreement is written in the Japanese language, and the Japanese language version shall prevail in the event of discrepancies with translations into other languages.

Section 10.16     Good Faith. The Japanese Civil Code and general real estate transaction customs shall apply to any matter which is not expressly specified and/or provided for in this Agreement. Seller and Purchaser shall be negotiated in good faith.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SPI Solar Japan GK

By:	/s/ Akira Asai
Name: Akira Asai
Title: Representative Member
Address: Nishishinbashi 1-18-6, Minato-ku, Tokyo

[Signature Page - 1]

By:	/s/ Takao Yasuda
Name: Takao Yasuda
Address: 14-1185, Sugaya, Yachiyo-Cho, Yuki-Gun, Ibaraki Prefecture

[Signature Page - 2]

IiNuma Hatsudensho GK

By:	/s/ Takao Yasuda
Name: Takao Yasuda
Title: Representative
Address: 14-1185, Sugaya, Yachiyo-Cho, Yuki-Gun, Ibaraki Prefecture

[Signature Page - 3]

Exhibit A

Form of Consent Letter

Written Consent to Membership Interest Transfer

To: Takao Yasuda (“Transferor”)

To: SPI Solar Japan GK (“Transferee”)

IInuma Hatsudensho GK (“GK”) hereby consents without objection to the transfer of all of the membership interests (shain-mochibun) of GK by Transferor to Transferee as of today pursuant to Membership Interest Purchase Agreement dated September 22, 2014 by and between Transferor and Transferee (as amended).

[PROJECT SPC]
Name: Takao Yasuda
Title: Representative Member
Date: September 22, 2014

[kakutei hizuke]

Schedule 1.1

List of Real Property

PARCEL NUMBER	LAND CATEGORY	DATE OF ACQUISITION	CURRENT OWNER /REGISTERED RIGHT HOLDER	PARCEL AREA (M2)	LEASED AREA (M2)	NOTE

Schedule 3.2

List of bank accounts

1.     The general account with account number [__________], in the name of [PROJECT SPC], at the [__________].

Schedule 3.3(d)

Permits and Governmental Approvals

Law/Regulations	Permits and Governmental Approvals

Schedule 3.3(g)

Environmental matters

[N/A].

Schedule 3.3(o)

Project development written materials

1.	Documents below submitted to the Utility from Seller

(1)	Application for Interconnection Study (setsuzoku kento moushikomisho) dated December 19, 2013

(2)	Interconnection Application Pursuant to Notification (kokuji ni kiteisuru setsuzoku moushikomisho) dated March 10, 201

(3)	Application for Interconnection Agreement (denryoku jyukyukeiyaku moushikomi sho) dated April 18, 2014

(4)	Application for Non-Utility Electricity Use (jikayou denki shiyou moushikomisho) dated April 18, 2014

2.	Documents below received from the Utility

(1)	Reply to Interconnection Study (setsuzoku kento kaitosho) dated April 15, 2014